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                                                                    Exhibit 99.2
               RPM, INC. RESTRUCTURES AND CONSOLIDATES OPERATIONS
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NEW YORK - AUGUST 9, 1999 - RPM, Inc. (NYSE: RPM) announced today that it is implementing a restructuring and consolidation program that will generate annualized pre-tax savings of $23 million, and will result in a $45 million pre-tax charge to earnings for the fiscal 2000 first quarter ending August 31, 1999. The net cash impact of the charge will be approximately $4 million.

On a per-share basis, the after-tax charge to 2000 earnings will be approximately $.24 and the annualized after-tax savings are expected to be $.13.

Thomas C. Sullivan, chairman and chief executive officer of the leading specialty coatings company, said that the expected savings for fiscal year 2000 will be approximately $.03 per share, and $.10 for the following fiscal year. He said that major features of the restructuring program include:

- Closing 23 facilities to eliminate redundancies in manufacturing, administration, and distribution.

- Eliminating 730 positions, representing about 10 percent of the company's May 31, 1999 headcount.

-    Consolidating consumer product line distribution and warehousing.

"We are not prepared to comment further on facilities affected by the restructuring, pending notification of employees in these locations. We hope to achieve part of the workforce reduction through normal attrition," Mr. Sullivan said.

RECORD STREAK LIKELY TO END
"Given the size of the pre-tax charge in the first quarter of fiscal 2000, it is likely that RPM's record of continuous annual sales and earnings increases, the longest among publicly traded American companies, will come to an end in the current fiscal year. However, we believe the strategic steps we are taking will set the stage for stronger earnings growth ahead and will do more to build long-term shareholder value than continuing the string of records," Mr. Sullivan said.

"In addition to the restructuring program, RPM will be selling off non-core product lines with sales of approximately $100 million. No net loss is anticipated as a result of these transactions," he said.

"Without implementing these major changes, and the charges associated with them, it is probable that Jim Karman and I could have retired at the end of fiscal 2002 with 55 years of record sales and record earnings intact. But we did not believe this to be in the best interests of our shareholders, employees and successor management," he said.

STRATEGIC CONSOLIDATIONS TO FOSTER SYNERGIES; IMPROVE EFFICIENCIES
To foster synergies among its operating companies with similar technologies, manufacturing needs, channels of distribution and customer bases, and to generate manufacturing and distribution efficiencies, RPM said it is accelerating its consolidation program that began with the formation of the Tremco Group after RPM acquired the Tremco roofing and sealants business from The BFGoodrich Company in fiscal 1997.
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RPM, Inc. Restructures and Consolidates Operations
August 9, 1999
Page 2

"With the consolidations, we will still recognize the benefits of entrepreneurship in sales and marketing, one of the hallmarks of RPM's past success," said Mr. Sullivan.

RPM's $1 billion Industrial Division will now be comprised of three groups:
- The Tremco Group, which now also includes the Euclid Chemical Company concrete and masonry repair business, and will have annual sales of approximately $400 million. It is a world leader in chemical construction products.
- The StonCor Group, which combines RPM's Stonhard, Carboline, Plasite Protective Coatings and Fibergrate Composite Structures business units into a $400 million worldwide leader in corrosion control coatings and industrial polymer flooring.
- RPM II, which will consist initially of RPM's Dryvit Systems, Kop-Coat Industrial, TCI, Inc., Day-Glo Color Corp., American Emulsions Co., Alox Corporation, Chemspec and RPM Belgium operations, and which will be the entity that will continue to lead the portion of RPM's acquisition program that attracts smaller entrepreneurial industrial coatings companies to the company.

In the Consumer Division, with sales also totaling $1 billion, consolidations will include:

- DAP/Bondex, which combines RPM's recently acquired DAP unit, the North American market leading producer of consumer caulks, sealants, glazing and putty compounds and other patch and repair products, with RPM's existing Bondex business, which produces a similar and complementary product line.
- Wood Finishes Group, which unifies RPM's expertise in wood care. It includes Mohawk and Star touch-up and repair products for furniture manufacturers, retailers and refinishers; Chemical Coatings and Westfield Coatings products for furniture manufacturers; and Flecto wood finishes for the consumer market.
- Bondo/Pettit, Woolsey/Z-Spar, which combines RPM's businesses that address the automotive and pleasure marine aftermarket.
- Canadian Consumer Operations, which combine Tremclad rust-preventative paints and sealants, along with Rust-Oleum coatings and Flecto wood finishes and which result in RPM being the leading marketer of consumer rust-preventative coatings, wood finishes and sealants in Canada.

RPM's Rust-Oleum, Zinsser, and Testor operations are unaffected by the consolidation program.

In a separate announcement, RPM said it is reorganizing its management team to implement the restructuring and consolidation program.

RPM, Inc. is a world leader in specialty coatings, serving both the industrial and consumer markets. Its industrial products include roofing systems, sealants, corrosion control coatings, floor coatings and specialty chemicals. RPM's consumer do-it-yourself products are used for home maintenance and automotive and boat repair. RPM stock is traded on the New York Stock Exchange under the symbol RPM.

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This press release contains "forward-looking statements" based on current expectations which are covered under the "safe harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the restructuring and consolidation program may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, the ability of the Company to realize the projected pre-tax savings associated with the program, the Company's success in selling off non-core product lines, the realization of synergies from its consolidation program and the overall economic, market and industry conditions, as well as the risks described from time to time in RPM's reports as filed with the Securities and Exchange Commission.